CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement of American Skandia Advisor Funds, Inc. (the "Company") on Form N-1A (File No. 333-23017) of our report dated December 11, 1998 on our audit of the financial statements and financial highlights of the Company which report is included in the Annual Report to Shareholders for the year ended October 31, 1998 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 14, 1999